PROSPECTUS and                  PRICING SUPPLEMENT NO. 16
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM ET
Dated 9 October 2003            Dated 12 September 2005
CUSIP: 24422EPW3                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $820,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $300,000,000

Issue Price:                      99.988% plus accrued
                                  interest from September 15,
                                  2005 if settlement occurs after
                                  that date

Date of Issue:                    September 15, 2005

Maturity Date:                    March 14, 2008

Interest Payment Dates:           March and September 14 of
                                  each year commencing
                                  on March 14, 2006 and
                                  ending at Maturity

Interest Rate:                    4.375% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Citigroup Global
                                  Markets Inc.    $112,500,000
                                 Banc of America
                                  Securities LLC  $112,500,000
                                 BNY Capital
                                  Markets, Inc.    $25,000,000
                                 Lazard Capital
                                  Markets LLC      $25,000,000
                                 TD Securities
                                  (USA) LLC        $25,000,000
                                 Total            $300,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.688%


Citigroup Global Markets Inc.
Banc of America Securities LLC
BNY Capital Markets, Inc.
Lazard Capital Markets LLC
TD Securities (USA) LLC

Citigroup Global Markets Inc. and
Banc of America Securities LLC are acting as Joint Book-Running Managers.